Exhibit 99.1

Contact:

Eric Slusser, Chief Financial Officer

Ben Bier, Vice President Investor Relations

(314) 810-3115

investor.relations@express-scripts.com

Express Scripts Holding Company Announces 2016 Financial Guidance

and Reaffirms 2015 Financial Guidance

ST. LOUIS, December 22, 2015—Express Scripts Holding Company (Nasdaq: ESRX) anticipates achieving adjusted earnings per diluted share for 2016 in the range of $6.08 to $6.28, representing growth of 10% to 14% over the mid-point of our previously issued 2015 guidance range – See table below.

“Our focused model of alignment has positioned us uniquely in the healthcare services landscape to improve health outcomes and lower costs for our clients and patients,” said George Paz, CEO and chairman of Express Scripts. “No one matches our focus on serving clients and patients and we remain confident in our continued growth and returning exceptional results to our shareholders.”

“The fundamentals of our business allow us to deliver solid financial results while making investments to continue our growth as a leading independent PBM and healthcare provider,” said Tim Wentworth, President. “We have an aligned book of business and a deep set of innovative solutions to help clients and patients. As we create value for our patients and clients, we create value for our shareholders.”

The Company also reaffirms its previously issued 2015 adjusted earnings per diluted share guidance range, which represents growth of 13% to 14% over 2014 and reaffirms all other previously issued 2015 financial guidance.

See Appendix	2016 Guidance Range (in millions, except per share data)
Adjusted earnings per diluted share, attributable to Express Scripts	$6.08 to $6.28
Total adjusted claims[1]	1,255 to 1,295
Adjusted SG&A	$1,905 to 1,985
EBITDA, attributable to Express Scripts	$7,230 to $7,430
Diluted weighted average shares outstanding during the period	645 to 665
Cash flow from operations	$4,600 to $5,100

1 Total adjusted claims (a) includes an adjustment to certain network claims to reflect an approximate 30-day equivalent fill and (b) reflects home delivery claims multiplied by 3, as home delivery claims typically cover a time period 3 times longer than network claims.

For further information regarding the guidance above, see “Non-GAAP Financial Measures” below.

About Express Scripts

Express Scripts puts medicine within reach of tens of millions of people by aligning with plan sponsors, taking bold action and delivering patient-centered care to make better health more affordable and accessible.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery pharmacy care, specialty pharmacy care, specialty benefit management, benefit-design consultation, drug utilization review, formulary management, and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

Safe Harbor Statement

This press release contains forward-looking statements, including, but not limited to, our 2015 and 2016 guidance and our statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. The guidance and statements made herein are based on a variety of assumptions regarding the Company’s plans, objectives, and expectations, and, as stated in the Company’s various filings and releases. Actual results may differ materially from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2015. A copy of this document can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Measures

This press release contain certain non-GAAP financial measures, such as adjusted earnings per diluted share attributable to Express Scripts, adjusted SG&A, and EBITDA attributable to Express Scripts, each of which is a non-GAAP financial measure, which are provided, in part, in order to compare the underlying financial performance to prior periods. These non-GAAP financial measures should not be considered as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation non-GAAP financial measures may not be comparable to that used by other companies.

“Adjusted earnings per diluted share” attributable to Express Scripts is earnings per diluted share attributable to Express Scripts, as reported under GAAP, excluding certain charges.

“Adjusted SG&A” is selling, general and administrative, as reported under GAAP, excluding certain charges.

“EBITDA” attributable to Express Scripts is earnings before income taxes, depreciation and amortization and other expense, or alternatively calculated as operating income plus depreciation and amortization. EBITDA attributable to Express Scripts is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance.

2016 Guidance

With respect to guidance for 2016 adjusted earnings per diluted share attributable to Express Scripts, the Company is currently unable to reasonably estimate the charges anticipated to be included in the list of GAAP items not included in such measure, although expects to exclude amortization of intangible assets in the range of $1.64 to $1.681, and is therefore unable to provide reconciliation to the corresponding GAAP measures.

“Adjusted SG&A” guidance for 2016 is selling, general and administrative, as reported under GAAP, excluding amortization of intangible assets in the range of $1,610 million to $1,650 million in 2016.2

[1]	This adjustment represents the per share diluted effect of legacy intangible amortization related to Express Scripts, Inc. included in revenues and selling, general and administrative expense and intangible amortization related to the acquisition of Medco Health Solutions, Inc. included in selling, general and administrative expense.
[2]	This adjustment represents the effect of legacy intangible amortization related to Express Scripts, Inc. included in selling, general and administrative expense and intangible amortization related to the acquisition of Medco Health Solutions, Inc. included in selling, general and administrative expense.